Exhibit 8.2

September 20, 2013

CFS Bancorp, Inc.

707 Ridge Road

Munster, Indiana 46321

Ladies and Gentlemen:

You have requested our opinion regarding the material federal income tax consequences of the proposed merger (the “Merger”) of CFS Bancorp, Inc., an Indiana corporation (“Citizens”), with and into First Merchants Corporation, an Indiana corporation (“First Merchants”), pursuant to which First Merchants will survive, as provided in the Agreement of Reorganization and Merger dated as of May 13, 2013 by and between Citizens and First Merchants (the “Plan of Merger”).

The Merger contemplates the acquisition, by statutory merger, of all the assets and liabilities of Citizens by First Merchants and the conversion of the common stock, par value $0.01 per share, of Citizens (“Citizens Common Stock”) into the right to receive shares of common stock, stated value $0.125 per share, of First Merchants (“First Merchants Common Stock”). Each share of Citizens Common Stock will be converted into the right to receive 0.65 shares of First Merchants Common Stock. In lieu of issuing fractional shares of First Merchants Common Stock in the Merger, Citizens shareholders will receive cash for any fractional share of First Merchants Common Stock owed to them. The Plan of Merger (including exhibits thereto) contains a detailed description of the Merger and is hereby incorporated in this letter as part of the statement of facts. Immediately following the consummation of the Merger, First Merchants Bank, a wholly-owned subsidiary of First Merchants, will acquire by statutory merger all the assets and liabilities of Citizens Financial Bank, currently a wholly-owned subsidiary of Citizens and upon consummation of the Merger a wholly-owned subsidiary of First Merchants (the “Bank Merger”).

In rendering this opinion, we have examined the Plan of Merger and the Agreement and Plan of Merger relating to the Bank Merger (the “Bank Merger Agreement”) and have reviewed such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all

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September 20, 2013

documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Our opinion is conditioned on the receipt of certain factual statements and representations made by duly authorized officers of First Merchants and Citizens to us in letters dated as of the date hereof and on or about the closing date of the Merger and our opinion is further conditioned on such statements and representations being true, correct and complete and continuing to be true, correct and complete as of the date hereof and at all times up to and including the effective date and time of the Merger (the “Effective Time”).

Our opinion is based, in part, on the assumption that the proposed Merger and the proposed Bank Merger will occur in accordance with the terms of the Plan of Merger and the Bank Merger Agreement, respectively, (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to herein, and that such facts and representations, as well as the facts and representations set forth in the Plan of Merger and the Bank Merger Agreement, are accurate as of the date hereof and will be accurate at the Effective Time. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions, representations and conditions set forth or referred to herein, it is our opinion that for federal income tax purposes:

1.	The Merger of Citizens and First Merchants will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and Citizens and First Merchants will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

2.	No gain or loss will be recognized by Citizens upon the exchange in the Merger of First Merchants Common Stock (or any cash in lieu of any fractional shares of First Merchants Common Stock) for Citizens Common Stock as provided in the Plan of Merger (Code Sections 361 and 357(a));

3.	No gain or loss will be recognized by the shareholders of Citizens who exchange all their shares of Citizens Common Stock solely for shares of First Merchants Common Stock pursuant to the Merger, except that gain or loss will be recognized with respect to any cash received in lieu of a fractional share of First Merchants Common Stock (Code Section 354(a));

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4.	The aggregate tax basis of the shares of First Merchants Common Stock received by each Citizens shareholder in the Merger (including any fractional shares of First Merchants Common Stock to which a shareholder would be entitled) will be the same as the aggregate tax basis of the shares of Citizens Common Stock surrendered by such Citizens shareholder in exchange therefor (Code Section 358(a)(1)); and

5.	The holding period of the shares of First Merchants Common Stock received by each Citizens shareholder in the Merger will include the period during which the shares of Citizens Common Stock surrendered in exchange therefor were held by such shareholder, provided such shares of Citizens Common Stock were held as capital assets at the Effective Time (Code Section 1223(1)).

Subject to the assumptions set forth in this opinion letter, we hereby confirm that the discussion in the proxy statement/prospectus dated September 20, 2013 forming part of the Registration Statement on Form S-4 filed by First Merchants with the Securities and Exchange Commission relating to the Merger (the “Registration Statement”) under the heading “Material U.S. Federal Income Tax Consequences” represents our opinion as to the matters discussed therein.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislation or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinions are limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax issues, arising from or related to the transactions contemplated in the Plan of Merger or arising from or related to the Bank Merger. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to Citizens solely for its benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other

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purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of Citizens and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of Citizens. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.